Exhibit 99.1

NEWS

401 Carlson Parkway • Suite 300 • Minnetonka, MN 55305 • (952) 258-4000  FAX (952) 258-4710
Visit Michael Foods, Inc. on the internet: www.michaelfoods.com

Contact:	Mark D. Witmer
Assistant Treasurer & Secretary
(952) 258-4906

For Immediate Release

MICHAEL FOODS REPORTS FIRST QUARTER 2003 FINANCIAL RESULTS

MINNETONKA, April 24 -- Michael Foods, Inc. today reported financial results for the quarterly period ended March 31, 2003.  Earnings before interest, taxes, depreciation and amortization (EBITDA, as defined in our senior credit facility) for the three months ended March 31, 2003 were $36.5 million, compared to $35.8 million in 2002's first quarter, an increase of 2%. Net earnings for the three months ended March 31, 2003 were $5.9 million, compared to net earnings of $5.4 million in the 2002 period, an increase of 10%.  Net sales for the three months ended March 31, 2003 were $298.2 million, compared to $278.4 million, an increase of 7%.  We use EBITDA as a measurement of our financial results because we believe it is indicative of the relative strength of our cash flows and because it is a key measurement contained in the financial covenants of our senior indebtedness.

Commenting on the results, Chairman, President and Chief Executive Officer Gregg A. Ostrander said, “Egg Products Division net sales rose 15% during the quarter, which included the benefit of our 2002 Canadian acquisition and also reflected across-the-board increases for our value-added products.  In particular, our retail branded Better ‘n Eggs™ business continued to generate strong growth.  These top line gains were more than offset by increases in our raw material costs, which have yet to be reflected in our pricing, resulting in lower EBITDA.  This effect was particularly evident in our industrial ingredient business.”

Ostrander added, “We had robust EBITDA growth from Refrigerated Distribution operations.  Dollar sales were constrained by deflation in the dairy arena, but cheese earnings were helped by solid volume gains and favorable market conditions.  Excellent creamer results drove EBITDA higher for Dairy Products.  Potato Products results were hurt by the lower quality of the 2002 harvest, which has reduced processing yields, although strong results from our Simply Potatoes™ retail line lessened these impacts.”

Ostrander concluded, “We continue to generate substantial free cash flow.  Our focus remains on paring our debt and we made good progress on that goal last quarter, with payments of bank debt in excess of  scheduled amounts.”

Unaudited segment data follows (in thousands):

	Egg	Refrigerated	Dairy	Potato
	Products	Distribution	Products	Products	Corporate	Total
Quarter ended March 31, 2003:
External net sales	$178,568	$61,347	$40,602	$17,696	N/A	$298,213
EBITDA*	26,708	5,180	3,120	2,795	(1,287)	36,516

Quarter ended March 31, 2002:
External net sales	$155,186	$63,006	$43,180	$17,057	N/A	$278,429
EBITDA*	28,298	2,730	2,872	3,478	(1,533)	35,845

* as defined in our senior credit facility; 2003 period Egg Products results include a gain of approximately $1,039 related to a partial settlement of litigation.

We believe EBITDA is a widely accepted financial indicator used to analyze and compare companies on the basis of operating performance. It should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and is not indicative of operating profit or cash flow from operations as determined under generally accepted accounting principles. The following table reconciles our net earnings to EBITDA for the three months ended March 31, 2003 and 2002:

	2003	2002
Net earnings	$5,899	$5,359
Total interest expense, excluding amortization of debt issuance costs	10,972	12,005
Income taxes	3,710	3,470
Depreciation and amortization	14,401	13,529
Amortization of debt issuance costs	947	786
Other	587	696
EBITDA	$36,516	$35,845

Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products, specialty dairy products and refrigerated potato products.  Principal subsidiaries include M. G. Waldbaum Company, Papetti’s Hygrade Egg Products, Inc., Crystal Farms Refrigerated Distribution Company, Kohler Mix Specialties, Inc. and Northern Star Co.

Consolidated statements of earnings follow:

Michael Foods, Inc.

Consolidated Statements of Earnings

For the Three Months Ended March 31,

(000’s, unaudited)

	2003	2002
Net sales	$298,213	$278,429

Cost of sales	247,298	227,313

Gross profit	50,915	51,116

Selling, general & administrative expenses	29,435	29,623

Operating profit	21,480	21,493

Interest expense, net	11,871	12,664

Earnings before income taxes	9,609	8,829

Income tax expense	3,710	3,470

NET EARNINGS	$5,899	$5,359

Selected Balance Sheet Information:

	March 31, 2003	December 31, 2002
Cash and equivalents	$18,127	$20,572
Accrued interest	15,111	9,336
Total debt, including current maturities	490,408	511,389

Certain items in this release may be forward-looking statements, which are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, changes in domestic and international economic conditions. Risks and uncertainties also include how the Company’s cash management activities, and those of its customers and suppliers, along with the Company’s growth plans, affect working capital components.  Also, the Company  faces normal, and at times notable, variances in the supply of, and demand for, eggs, grain feed inputs, and butterfat-related products, which can result in pricing and profit margin volatility for certain egg products, and cheese, butter and other dairy items.  As a result, the Company’s actual financial results could differ materially from the results estimated by, forecasted by, or implied by the Company in such forward-looking statements.

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04-24-03